No. 70-8511

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON,  D. C.  20549
                _________________________________

                 Post-Effective Amendment No. 9
                             to the
                           Form U-1/A
               __________________________________

                    APPLICATION - DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                _________________________________


       System Energy Resources, Inc.  Entergy Corporation
       1340 Echelon Parkway           P.O. Box 61005
       Jackson, Mississippi 39213     New Orleans, Louisiana 70161
       Telephone:  601-368-5000       Telephone:  504-529-5262

       Entergy Arkansas, Inc.         Entergy Louisiana, Inc.
       P.O. Box 551                   639 Loyola Avenue
       Little Rock, Arkansas  72203   New Orleans, Louisiana 70113
       Telephone:  501-377-4000       Telephone:  504-576-4000

       Entergy Mississippi, Inc.      Entergy New Orleans, Inc.
       P.O. Box 1640                  639 Loyola Avenue
       Jackson, Mississippi  39205    New Orleans, Louisiana 70113
       Telephone:  601-969-2311       Telephone:  504-576-4000

     (Names of companies filing this statement and addresses
                 of principal executive offices)
               __________________________________

                       ENTERGY CORPORATION

             (Name of top registered holding company
             parent of each applicant or declarant)
                _________________________________


                         Steven C. McNeal
                         Vice President and Treasurer
                         Entergy Services, Inc.
                         639 Loyola Avenue
                         New Orleans, LA  70113
                         (504) 576-4363

             (Name and address of agent for service)
              _____________________________________

         The Commission is also requested to send copies of communications in connection with this matter to:

                  Laurence M. Hamric, Esq.
                  Ann G. Roy, Esq.
                  Entergy Services, Inc.
                  639 Loyola Avenue
                  New Orleans, Louisiana 70113
                  (504) 576-2095

The Application-Declaration is amended as follows:

Item 1.   Description of Proposed Transactions

     Section C.     Issuance and Sale of Tax-Exempt Bonds and
Related Matters

     The first sentence of Section C.  Issuance and Sale of Tax-
Exempt Bonds and Related Matters is hereby amended and restated as follows:

       "The proceeds of the sale of Tax-Exempt Bonds, net of any underwriters' discounts or other expenses payable from proceeds, will be applied to refinance certain Pollution Control Revenue Bonds that were previously issued to finance pollution control facilities at the Grand Gulf Nuclear Station ("Facilities") or to finance the construction of additional pollution control facilities as may be deemed necessary or desirable."


     Section E.     Capitalization Ratios.

     Section E, Capitalization Ratios is deleted in its entirely and restated as follows:

       "Entergy states that as of September 30, 1998, Entergy's consolidated capitalization consisted of 42.7% equity (including mandatorily redeemable preferred securities) and 57.3% debt, (including long-term debt, currently maturing long-term debt, preferred stock of subsidiaries with sinking fund, and preference stock of subsidiaries). On a pro forma basis, taking into consideration the transaction contemplated in this filing, the ratios would be 42.5% to 57.5%, respectively, for equity and debt. Entergy states that, its consolidated capitalization ratio, will not be materially effected by this transaction. Entergy further states that as of September 30, 1992, before the original investment by Entergy in EWGs or FUCOs, Entergy's consolidated debt to total capital ratio was 54.6% and its capitalization ratio was 45.4%, and as of September 30, 1998, Entergy's debt to total capital ratio was 57.3% and its capitalization ratio was 42.7%. The Commission has previously approved other applications in which the declarants stated similar debt to equity ratios as those stated by Entergy.<FN1>"

                            SIGNATURE



Pursuant to the requirements of the Public Utility Holding

Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.



                    SYSTEM ENERGY RESOURCES, INC.
                    ENTERGY CORPORATION
                    ENTERGY ARKANSAS, INC.
                    ENTERGY LOUISIANA, INC.
                    ENTERGY MISSISSIPPI, INC.
                    ENTERGY NEW ORLEANS, INC.




                    By:            /s/ Steven C. McNeal
                               Steven C. McNeal
                         Vice President and Treasurer




Dated: January 26, 1999

_______________________________
<FN1> Cinergy Corp. (70-9011) dated March 23, 1998 which stated
      its debt to equity ratio as 44.1% to 55.9% and American
      Electric Power Company (File No. 70-9021) dated
      April 27, 1998 which stated its debt to equity ratio as 45.2% to 54.8%.